Exhibit 3.1

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

-of-

NOBLE SPINCO LIMITED

(Company Number: 08814042)

PRELIMINARY

1.	In these articles, “Model Articles” means the Model Articles for Public Companies as set out in Schedule 3 to the Companies (Model Articles) Regulations (SI 2008/3229) and the “Act” means the Companies Act 2006, including any statutory modification, replacement or re-enactment thereof from time to time in force.

2.	The regulations contained in the Model Articles shall apply to the Company, save insofar as they are excluded or modified by or inconsistent with the articles hereinafter contained and such regulations and articles shall be the articles of the Company. Save as expressly set out in this article 2, no regulations set out in any statute or statutory instrument concerning companies shall apply as articles of the Company.

3.

A reference herein to “MA Article 1” shall be to Article l of the Model Articles. References to other articles of the Model Articles shall be made accordingly, save that the numbering of such references shall correspond to the numbering of the relevant provision of the Model Articles. The following Model Articles shall not apply to the Company: MA Article 10(2); MA Article 11; MA Article 14; MA Article 16; MA Article 21; MA Article 25; MA Article 26; MA Article 28; MA Article 32(2); MA Article 36(1)(a); MA Article 40; MA Article 43(2); MA Article 46(2)(a); MA Article 50; MA Article 64; MA

Article 81; MA Article 85; MA Article 86. MA Article 8(2) shall be modified by the inclusion of the words”, if any,” after the words “company secretary”. MA Article 17(2) shall be modified by the inclusion of the words”, if any,” after the words “company secretary”.

SHARE CAPITAL

4.	Section 561(1) of the Act shall not apply to any allotment of equity securities (as such term is defined in section 560(1) of the Act) by the Company pursuant to any authority conferred on the directors pursuant to section 550 of the Act.

5.	The lien conferred by MA Article 52 shall also attach to fully paid shares and, in any event, to all shares registered in the name of any person indebted or under liability to the Company whether he be the sole registered holder of such shares or one of two or more joint holders and shall extend to all moneys payable by him or his estate to the Company.

TRANSFER OF SHARES

6.	If the Board refuses to register a transfer, it shall within two months after the date on which the instrument of transfer was lodged with the Company send to the transferee notice of, together with the reasons for, the refusal.

PROCEEDINGS AT GENERAL MEETINGS

7.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the directors may determine. If at any adjourned meeting a quorum is not present within half an hour from the time appointed for that meeting, the meeting shall be dissolved.

8.1	An instrument appointing a proxy and any authority under which it is executed or a copy of such authority certified notarially or in some other way approved by the directors must be delivered to the registered office of the Company (or, to the extent permitted by the Act, sent using electronic communications to the Company at the address specified (or deemed to have been specified) by the Company for that purpose so as to be received by the Company):

8.1.1	in the case of a general meeting or an adjourned meeting, not less than 48 hours before the time appointed for the holding of the meeting or to the place of the meeting at any time before the time appointed for the holding of the meeting;

8.1.2	in the case of a proxy notice given in relation to a poll taken more than 48 hours after it was demanded, not less than 24 hours before the time appointed for the taking of the poll; and

8.1.3	in the case of a proxy notice given in relation to a poll taken not more than 48 hours after it was demanded, before the end of the meeting at which the poll was demanded.

In calculating when a proxy notice is to be delivered, no account is to be taken of any part of a day that is not a working day. A notice revoking the appointment of a proxy must be given in accordance with the Act.

8.2	A member in respect of whom an order has been made by any court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by his receiver, curator bonis or other person authorised in that behalf appointed by that court, and any such receiver, curator bonis or other person may, on a poll, vote by proxy. Evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote shall be deposited at the registered office of the Company or at such other place, in such manner and at such time as is specified in these articles for the deposit of instruments of proxy, and in default the right to vote shall not be exercisable.

ALTERNATE DIRECTORS

9.

Any director (other than an alternate director) may appoint any other director or any other person approved by the directors and willing to act to be an alternate director and may remove from office an alternate director so appointed by him. Any appointment or removal of an alternate must be effected by notice in writing to the company signed by the appointor, or in any other manner approved by the directors. The notice must identify the proposed alternate, and, in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice. An alternate director may represent one or more directors. An alternate director shall forthwith cease to be an alternate director if his appointor ceases for any reason to be a director.

10.	An alternate director shall be entitled:

10.1	to receive notice of all meetings of directors and of all committees of directors of which his appointor is a member and to attend any such meeting;

10.2	to one vote for every director whom he represents who is not personally present, in addition to his own vote (if any) as a director, at any meeting of the directors or of any committee of directors; and

10.3	to sign a resolution in writing of the directors on behalf of every director whom he represents as well as on his own account if he himself is a director;

provided that Articles 10.2 and 10.3 above shall only entitle an alternate director to vote on or sign resolutions which his appointor is entitled to vote on or sign.

11.	An alternate director shall not if he is absent from the United Kingdom be entitled to receive notices of meetings of directors or of committees of which his appointor is a member. At such meetings an alternate director shall count as only one for the purposes of determining whether a quorum is present.

12.	An alternate director shall be entitled generally to perform all the functions of his appointor as a director in his absence but shall not as an alternate director be entitled to receive any remuneration from the Company, save that he may be paid by the Company that part (if any) of the remuneration otherwise payable to his appointor as his appointor may by notice in writing to the Company from time to time direct.

APPOINTMENT OF DIRECTORS

13.	The directors may, and the Company may by ordinary resolution, appoint a person who is willing to act to be a director and is permitted by law to do so, in accordance with the provisions of MA Article 20, provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with these articles as the maximum number of directors.

14.	The office of a director shall be vacated not only upon the happening of any of the events mentioned in MA Article 22 but also if he is removed from office pursuant to these articles or if he becomes, in the opinion of all the other directors, incapable by reason of illness (including, without limitation, mental illness or disorder) or injury of managing or administering any property or affairs of his own or of the Company and the directors resolve that his office be vacated. MA Article 22 shall be varied accordingly.

15.	The appointment of any person to any office pursuant to MA Article 20 may at any time be revoked by the directors, without prejudice to any rights of the holder of such office in respect of such revocation.

PROCEEDINGS OF DIRECTORS

16.	The quorum for the transaction of the business of the directors may be fixed by the directors and unless so fixed at any higher number shall be two, except at such times as the Company has only one director in which case the quorum shall be one director. A person who holds office only as an alternate director shall, if his appointor is not present, be counted in the quorum.

17.	The chairman shall have no second or casting vote.

18.	A director (including an alternate director) who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the directors in accordance with the Act. Subject, where applicable, to such disclosure a director may vote and count in the quorum at a meeting of directors or of a committee of directors on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of the Company.

19.	Any director (including an alternate director) may participate in a meeting of the directors or a committee of the directors of which he is a member by means of a conference telephone or similar communicating equipment whereby all persons participating in the meeting can hear each other. A person so participating shall be deemed to be present in person at such meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chairman of the meeting then is.

SECRETARY

20.	If the directors decide that the Company should have a secretary, the secretary shall be appointed by the directors for such term, or such remuneration, and upon such other conditions as they may think fit; and any secretary so appointed may be removed by them.

THE SEAL

21.	In addition to its powers under section 44 of the Act, the Company may have a seal and the directors shall provide for the safe custody of such seal. The directors shall determine who may sign any instrument to which the seal is affixed and unless otherwise so determined it shall be signed by at least one authorised person in the presence of a witness who attests this signature. For the purposes of this article an authorised person is any director of the company, the company secretary (if there is one) or any person authorised by the directors for the purpose of signing documents to which the common seal is applied.

INDEMNITY AND INSURANCE

22.1	The Company may indemnify, out of the assets of the Company, any director of the Company or of any associated company against all losses and liabilities which he may sustain or incur in the execution of the duties of his office or otherwise in relation thereto, including, in respect of any director of either the Company or any associated company, where the Company or such associated company acts as trustee of an occupational pension scheme (as defined in the Act), against liability incurred in connection with the relevant company’s activities as trustee of such scheme, provided that this Article 22.1 shall only have effect insofar as its provisions are not void under the Act.

22.2	Subject to the Act, the Company may provide a director of the Company or of any holding company of the Company with funds to meet expenditure incurred or to be incurred by him in defending any civil or criminal proceedings brought or threatened against him, or any investigation carried out or proceedings brought or threatened against him by any regulatory authority, in any case in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or in connection with any application under sections 661(3) or (4) or section 1157 of the Act, and the Company shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under the Act to enable a director to avoid incurring such expenditure.

22.3	The Company shall be entitled to purchase and maintain insurance for any director of the Company or of any associated company against any liability attaching to any such person in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or any such associated company.

22.4	For the purpose of Articles 22.1 and 22.3 above, a company will be “associated” with another if one is a subsidiary of the other or both are subsidiaries of the same body corporate as such terms are defined in the Act.

NOTICES

22.5	A notice, document or information given by electronic means to an address specified for the purpose is deemed to have been given 24 hours after it was sent. A notice, document or information given by means of publication on a website is deemed to have been given when: (i) the notice, document or information was first made available on the website; or (ii) if later, when notification that the notice, document or information was available on the website was received or deemed received.